SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12
Monterey Bay Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

[UNION BANK OF CALIFORNIA LOGO]

FOR IMMEDIATE RELEASE (April 8, 2003)

Union Bank Contact:	Stephen L. Johnson (415) 765-3252 Sharon Woodson-Bryant (213) 236-4145
Monterey Bay Bank Contact:	C. Edward Holden (831) 768-4840

Union Bank of California to Acquire
Monterey Bay Bank

        San Francisco, CA—UnionBanCal Corporation (NYSE: UB), parent company of Union Bank of California, N.A., jointly announced today with Monterey Bay Bancorp (NASDAQ: MBBC), parent company of Monterey Bay Bank, the signing of a definitive agreement for Monterey Bay Bank to be merged into Union Bank of California in a transaction valued at $96.5 million.

        Monterey Bay Bank is a $610 million-asset savings and loan association headquartered in Watsonville, California, with approximately 130 employees and eight full-service branches in the Greater Monterey Bay area. The branch offices are located in Watsonville, Gilroy, Monterey, Salinas, Prunedale, Capitola, and Felton. In addition, Monterey Bay Bank has one loan production office in Los Angeles and its headquarters in Watsonville also serves as a limited-service branch office.

        "This is an important acquisition because it strengthens our presence in some of California's most economically desirable markets and provides a foundation for future expansion," said Richard C. Hartnack, vice chairman of Union Bank and head of community banking and investment services. "Monterey Bay Bank is a community financial institution that focuses on good credit quality and client service, and has a very visible presence in the markets it serves."

        The acquisition will significantly expand Union Bank's presence in the attractive Monterey Bay area and will serve as an entry point into the affluent Monterey Bay Peninsula. "We are very delighted and welcome the opportunity to partner with the management team and employees of Monterey Bay Bank," said Hartnack. "Monterey Bay Bank is a high quality institution with a proven track record of growth. By joining forces with Monterey Bay Bank, we will be able to offer their customers all the products and services and convenience that one of California's largest commercial banks can provide." Monterey Bay Bank's customers will be offered a wide range of additional products and services, including private banking, trust services, property & casualty insurance, and cash management services.

        "We believe the community banking approach of Union Bank is very similar to that of Monterey Bay Bank," said Ed Holden, president and chief executive officer of Monterey Bay Bank. "This merger will provide our customers with a broader array of financial products and services while maintaining the community-oriented philosophy that has made us successful." Holden, who will join Union Bank, added, "We are excited about Union Bank's commitment to supporting our community and employees, and we are confident in Union Bank's proven dedication to delivering quality customer service. We believe this partnership will provide substantial benefits to our customers, shareholders, employees, and the community alike. We are proud to become a part of the Union Bank of California family."

        The transaction is currently valued at $96.5 million, or approximately $26.32 per share of Monterey Bay Bancorp common stock. Under the terms of the merger agreement, Union Bank will pay between $92.5 million and $99.8 million, consisting of $48,250,000 in cash and a variable number of shares of UnionBanCal common stock for all the outstanding shares and unexercised options of Monterey Bay Bancorp. The number of UnionBanCal shares to be issued will be derived as follows—if UnionBanCal's average closing price is: (1) less than $36.00, then the stock component shall be 1,340,277 UnionBanCal shares; or (2) at least $36.00 and not greater than $44.00, then the stock component shall be the number of UnionBanCal shares derived by dividing $48,250,000 by UnionBanCal's average closing price; or (3) greater than $44.00 and not greater than $47.00, then the stock component shall be 1,096,590 UnionBanCal shares; or (4) greater than $47.00, then the stock component shall be the number of UnionBanCal shares derived by dividing $51,539,773 by UnionBanCal's average closing price. To the extent that the average closing price is less than $33.00, cash will be added to maintain the deal value at $92.5 million. Shareholders will have the ability to state a preference for receiving cash, stock, or a mix of cash and stock in the merger, subject to election and allocation procedures set forth in the merger agreement. It is expected that Monterey Bay Bancorp shareholders that receive UnionBanCal common stock in the merger will receive those shares in a tax-free exchange. The transaction is expected to be accretive to GAAP earnings per share in 2004.

        The transaction has been approved by the boards of directors of Monterey Bay Bank, Monterey Bay Bancorp, Union Bank of California, N.A., and UnionBanCal Corporation, and, subject to regulatory approval and adoption of the merger agreement by the shareholders of Monterey Bay Bancorp, is expected to be completed during the third quarter of 2003.

        Based in San Francisco, UnionBanCal Corporation is a bank holding company with assets of $40.2 billion at December 31, 2002. Its primary subsidiary is Union Bank of California, N.A., the third largest commercial bank in California. Union Bank of California, N.A., has 259 banking offices in California, 6 banking offices in Oregon and Washington and 18 international facilities.

        This communication is not a solicitation of a proxy from any security holder of Monterey Bay Bancorp. Monterey Bay Bancorp, and its directors and executive officers and other members of its management and employees, may be deemed to be participants in the solicitation of proxies from the stockholders of Monterey Bay Bancorp in connection with the merger. Information about the directors and executive officers of Monterey Bay Bancorp and their ownership in Monterey Bay Bancorp stock is set forth in the proxy statement for Monterey Bay Bancorp's 2002 annual meeting of stockholders. Employment and compensation agreements of certain potential participants, including salary continuation agreements and change of control agreements, are filed as exhibits to the Monterey Bay Bancorp Form 10-K filed March 27, 2003. Investors may obtain additional information regarding the interests of the participants by reading the proxy statement/prospectus when it becomes available.

        Shareholders of Monterey Bay Bancorp and other investors are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which UnionBanCal and Monterey Bay Bancorp will file with the SEC in connection with the proposed merger because it will contain important information about UnionBanCal, Union Bank of California, Monterey Bay Bancorp, Monterey Bay Bank, the merger, the persons soliciting proxies in the merger and their interests in the merger and related matters. After it is filed with the SEC, the proxy statement/prospectus will be available for free, both on the SEC web site (http://www.sec.gov) and from each of Union Bank of California and Monterey Bay Bank, by contacting:

Jack Rice, SVP—Union Bank of California Investor Relations, (415) 765-2998
C. Edward Holden, President & CEO—Monterey Bay Bank, (831) 768-4840

Forward-Looking Statements

        The following appears in accordance with the Private Securities Litigation Reform Act: This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements can be identified by looking at the fact that they do not relate strictly to historical or current facts. Often, they include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, credit quality of borrowers, operational factors, competition in the geographic and business areas in which the Company conducts its operations, and global political and general economic conditions. Complete descriptions of UnionBanCal Corporation and Monterey Bay Bancorp, including related risk factors, are included in their public filings with the Securities and Exchange Commission, which are available online at http://www.sec.gov. All forward-looking statements included in this press release are based on information available at the time of the release, and neither UnionBanCal Corporation nor Monterey Bay Bancorp assumes any obligation to update any forward-looking statement.